Exhibit 10.2

STRICTLY CONFIDENTIAL

TRADING FACILITY AGREEMENT

THIS AGREEMENT dated 1 December 2025

BETWEEN:

1.	, a company incorporated under the laws of United Arab Emirates, with its registered address at (the “Lender”) and

2.	BLUE GOLDMINE FZCO, a company organized and existing under the laws of United Arab Emirates, with its registered address at Unit No.AG13HF179 AG Tower, Plot No.JLTPH1I1A Jumeirah Lakes Tower, Dubai, United Arab Emirates, company number DMCC203812 (the “Borrower”) and

3.	BLUE GOLD LIMITED, an exempted company limited by shares incorporated under the law of the Cayman Islands, with company number 405190, and whose registered office address is at 94 Solaris Avenue, Camana Bay, Grand Cayman, KY1-1108, Cayman Islands, and whose ordinary shares are traded on The Nasdaq Global Market under the symbol “BGL” (the “Guarantor “).

together the “Parties”

WHEREAS:

A.	The Lender has agreed to make available to the Borrower a funding facility in the aggregate amount of USD 15,000,000 (Fifteen Million United States Dollars) for the purposes set out in this Agreement.

B.	The Borrower shall provide the Lender with USD 5,000,000 (Five Million United States Dollars) as Cash Collateral to support the Facility.

C.	The Guarantor shall provide a guarantee to the Lender in the amount that is the difference between the Facility and the Cash Collateral Contribution.

D.	The Borrower will apply the Facility exclusively towards its gold purchase, logistics, and resale operations, conducted through short-cycle international gold trades, and the Lender shall have full visibility over such trading activity.

E.	The Parties have agreed that all positive margin generated from each completed trading cycle shall be shared between the Borrower and the Lender, following repayment of the outstanding Repayable Amounts.

F.	The Parties now wish to record the terms and conditions governing the Facility, the Profit Share, and the related security arrangements in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	“Affiliate” means, in relation to any entity, any subsidiary, holding company or subsidiary of that holding company from time to time.

1.2.	“Applicable Law” means all laws, regulations, directives, rules, sanctions regimes and other requirements (whether of governmental bodies, regulatory agencies or self-regulatory organisations) applicable to a Party.

1.3.	“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general business in the United Kingdom.

1.4.	“Cash Collateral Contribution” means the amount of USD 5,000,000 contributed by the Borrower as cash collateral in support of the Facility.

1.5.	“Event of Default” has the meaning given in Clause 10.

1.6.	“Facility” means the committed financing facility of USD 15,000,000 made available by the Lender to the Borrower pursuant to Clause 2.

1.7.	“Gold Trading Activities” includes, to the extent funded (in whole or in part) from the Facility:

1.7.1.	acquiring gold from approved suppliers;

1.7.2.	arranging secure transport and export of gold from supplier countries and import and delivery to the UAE;

1.7.3.	reselling gold to purchasers in the UAE and globally;

1.7.4.	arranging secure transport and export of gold from the UAE and import and delivery to purchaser countries;

1.7.5.	complying with all customs, regulatory, insurance and logistics requirements; and

1.7.6.	performing all ancillary acts necessary to complete each Trading Cycle.

1.8.	“Interest” means interest accrued on the Facility (whether Utilised or unutilised) at a rate per annum equal to the Lender’s cost of finance for the Facility as evidenced to the Borrower (which the Parties acknowledge is expected to be around SOFR plus 4%), calculated on the basis of the actual number of days elapsed and a 360-day year, and payable monthly in arrears on the last Business Day of each calendar month and on the Maturity Date.

1.9.	“Margin” means, in respect of any Trading Cycle, the positive difference between:

1.9.1.	the sale proceeds received by the Borrower, as cleared funds in its bank account, from the disposal of gold for that Trading Cycle; and

1.9.2.	the costs incurred by the Borrower, and applied in the following order:

(i)	all direct and verified costs and expenses incurred by the Borrower in sourcing, acquiring, moving, storing, carrying, processing and selling the gold for that Trading Cycle, and,

(ii)	all finance costs, including Repayable Amounts under the Facility, for that Trading Cycle.

(iii)	all taxes and regulatory costs paid, or estimated to be payable, by the Borrower for that Trading Cycle.

Margin shall be calculated separately for each Trading Cycle, and no Trading Cycle shall reduce, offset or otherwise affect the Margin of any other Trading Cycle.

1.10.	“Maturity Date” means the 31st of December 2026.

1.11.	“Net Trading Capital” means the Facility amount made available by the Lender to the Borrower for use in Gold Trading Activities.

1.12.	“Profit Share” means the portion of the positive Margin remaining for any Trading Cycle, which shall be distributed between the Borrower and the Lender in the ratio 2:1, with two parts allocated to the Borrower and one part to the Lender.

1.13.	“Repayable Amounts” means, at any time, the aggregate of the outstanding Net Trading Capital of the Facility, all accrued but unpaid Interest; and any fees, costs and expenses then due and payable by the Borrower under this Agreement.

1.14.	“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York (or any successor administrator).

1.15.	“Trading Cycle” means, in respect of any Gold Trading Activity financed in whole or in part through the Facility, the period commencing on the date on which the refined gold is purchased using the Net Trading Capital and ending on the date on which the cleared resale proceeds are received by the Borrower from the onward sale of such gold to a purchaser, which the Parties acknowledge ordinarily operates on an 8 to 10 Business Day cycle.

1.16.	“Utilization” means each advance of funds made by the Lender to the Borrower under the Facility.

In this Agreement, a reference to:

1.17.	liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.18.	any document is to such document as amended or restated from time to time;

1.19.	a document in the “agreed form” is a reference to a document in a form as may be approved in writing (including by e-mail) by or on behalf of each party, with such amendments as may be agreed in writing by or on behalf of each party (including by each such party’s solicitors);

1.20.	unless otherwise specified, a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before or after the Completion Date and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before or after the Completion Date, but any such changes taking effect after the date of the Completion Date shall not impose additional liabilities or obligations on any of the parties or deprive any of them of any right, in each case under this Agreement;

1.21.	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.22.	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns.

1.23.	a “party” includes a reference to that party’s successors and permitted assigns.

1.24.	a clause, Schedule, or paragraph unless the context otherwise requires, is a reference to a clause of, schedule to or paragraph of a schedule to, this Agreement.

1.25.	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

1.26.	times of the day is to GMT unless otherwise stated.

1.27.	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

The headings in this Agreement do not affect the interpretation of this Agreement.

2.	THE FACILITY

2.1.	Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower the Factility for use exclusively in connection with Gold Trading Activities.

2.2.	As a condition to the Facility, the Borrower shall pay to the Lender the Cash Collateral Contribution which shall be retained by the Lender as security for all obligations of the Borrower under this Agreement.

2.3.	The Borrower shall apply the Facility solely for the purpose of funding Gold Trading Activities undertaken by either:

2.3.1.	The Borrower; or

2.3.2.	The Lender on behalf of, or for the benefit of, the Borrower,

in each case using the Facility.

2.4.	The Facility shall be available for Utilization from the date the Cash Collateral Contribution is paid to the Lender until the earlier of:

2.4.1.	the Maturity Date; or

2.4.2.	the termination of this Agreement in accordance with Clause 11.

2.5.	Each Utilization shall be made following delivery by the Borrower of a duly completed drawdown notice in the form agreed between the Parties. Funds shall be disbursed within seven (7) Business Days of receipt of a valid drawdown notice in accordance with Clause 16.4 or upon completion of all financial transaction documents, whichever is later.

2.6.	Interest, as defined in clause 1.8, shall accrue on the entire committed Facility, whether Utilized or unutilized. The Borrower’s obligation to pay Interest is unconditional and independent of the Profit Share.

2.7.	The Borrower shall provide the Lender with full, continuous visibility over all Gold Trading Activities funded from the Facility.

2.8.	The Lender may at any time, acting reasonably, request and receive the following pertaining to Gold Trading Activities:

2.8.1.	transaction documents, purchase invoices, sales invoices, assay reports, shipment documents.

2.8.2.	details of suppliers, purchasers, agents, brokers or intermediaries.

2.8.3.	cashflow statements relating to each trading cycle.

2.8.4.	any operational, risk or compliance information reasonably required by the Lender.

The Borrower shall provide the requested information promptly and in good faith.

2.9.	The Lender may, at its discretion, execute, structure, manage or supervise any Gold Trading Activity funded by the Facility. Where the Lender executes a trade, the Borrower shall provide all assistance, documents and cooperation reasonably required. The Lender shall, promptly and in good faith, provide to the Borrower the following pertaining to any Gold Trading Activities funded by the Facility it undertakes:

2.9.1.	transaction documents, purchase invoices, sales invoices, assay reports, shipment documents.

2.9.2.	details of suppliers, purchasers, agents, brokers or intermediaries.

2.9.3.	cashflow statements relating to each trading cycle.

2.9.4.	any operational, risk or compliance information reasonably required by the Borrower.

3.	CONDITIONS PRECEDENT

3.1.	The Lender shall have no obligation to make the Facility (or any part of it) available until it has received the following, each in form and substance satisfactory to the Lender in its sole discretion, acting reasonably:

3.1.1.	A certified copy of the Borrower’s constitutional documents and a copy of the resolutions of its board of directors approving the transactions contemplated by this Agreement.

3.1.2.	Details of the bank account nominated by the Borrower for receipt of funds under the Facility.

3.1.3.	This Agreement, duly executed by the Parties.

3.1.4.	Certified copies of resolutions of the Borrower’s and Guarantor’s board of directors, approving entry into, execution and performance of this Agreement; approving the granting of the Guarantee; approving delivery of the Cash Collateral Contribution and authorizing the persons executing this Agreement and any Utilization Request.

3.1.5.	Evidence, satisfactory to the Lender, that the Borrower has transferred the Cash Collateral Contribution into the Lender-designated bank account and that such amount is free and clear of all liens, claims and third-party interests.

3.1.6.	Such information and documents as the Lender may reasonably require for the purposes of complying with any applicable “know your customer”, anti-money laundering, sanctions or similar identification procedures in relation to the Borrower and, where relevant, its directors, ultimate beneficial owners and key controllers.

3.1.7.	Any other document, evidence or information reasonably requested by the Lender in connection with the establishment of the Facility or compliance with Applicable Law, provided that such requests are notified to the Borrower in a timely manner prior to the initial utilization date.

3.1.8.	Conclusion of a satisfactory risk assessment by the Lender of any transaction presented to the Lender by the Borrower.

3.2.	Conditions Precedent To Each Utilization

3.2.1.	The representations and warranties in Clause 8 being true in all material respects on the proposed Utilization Date.

3.2.2.	No Event of Default having occurred and continuing on the proposed Utilization Date.

3.2.3.	Receipt by the Lender of a duly completed drawdown notice in the mutually agreed form.

3.2.4.	Conclusion of a satisfactory risk assessment by the Lender of any transaction presented to the Lender by the Borrower.

3.3.	No other conditions precedent shall apply to the making of the Facility or any Utilization, and the Lender shall not require the delivery of any additional documents, certificates, evidence or information as a condition to funding. If the Lender funds any Utilization, all conditions precedent to that Utilization shall be deemed satisfied or waived by the Lender for that Utilization only. Any Utilization made while an Event of Default exists shall not constitute a waiver of such Event of Default nor prejudice the Lender’s rights.

3.4.	The Lender shall notify the Borrower promptly after receipt of the documents referred to in Clause 3.1, whether the conditions precedent have been satisfied.

4.	UTILIZATION AND APPLICATION OF THE FACILITY

4.1.	The Facility shall be applied exclusively towards Gold Trading Activities conducted using the Net Trading Capital made available by the Lender under this Agreement. For the avoidance of doubt, the Cash Collateral Contribution provided by the Borrower is not part of the trading capital and shall not be used for any Gold Trading Activity.

4.2.	All Gold Trading Activity funded by the Facility shall be subject to supervisory oversight by the Lender. The Borrower shall provide the Lender with full visibility into each trade as outlined in Clause 2. Such oversight does not relieve the Borrower of its own legal, regulatory or operational responsibilities.

4.3.	The Parties acknowledge and agree that the Facility is provided on a proprietary trading basis. The Lender shall provide risk management, operational oversight, and trade supervision in connection with Gold Trading Activities. For the avoidance of any doubt, the Borrower remains fully responsible for execution of trades, and repayment of all Repayable Amounts is unconditional.

5.	REPAYMENT

5.1.	The Borrower shall be obliged to repay to the Lender the full Net Trading Capital amount in accordance with this Clause 5.

5.2.	Any Repayable Amount pertaining to a Trading Cycle shall be repaid in accordance with the Margin calculation in clause 1.9.

5.3.	The Borrower may, at its sole discretion, determine the timing, sequencing and source of repayment of any Repayable Amount not fully repaid in accordance with the Margin calculation in clause 1.9 due to insufficient funds being generated from any given Trading Cycle, provided that the Repayable Amount is irrevocably and unconditionally paid in full on or before the Maturity Date.

5.4.	For the avoidance of any doubt, Profit Share is separate from any repayment of any Repayable Amount, and the repayment of the Repayable Amount remains unconditional regardless of Profit Share distributions.

5.5.	The Lender shall not be required to return the Cash Collateral Contribution before the Repayable Amount has been discharged in full.

5.6.	If any portion of the Repayable Amount remains outstanding on the Maturity Date, and is not cured in accordance with clause 10:

5.6.1.	the Borrower shall be in default;

5.6.2.	the Lender shall first apply the Cash Collateral Contribution against the Repayable Amount to reduce the outstanding Repayable Amount; and

5.6.3.	if any portion of the Repayable Amount remains outstanding after application of the Cash Collateral Contribution, the Lender shall be entitled to apply the Guarantee as outlined in Clause 6.

6.	GUARANTEE

6.1.	The Guarantor irrevocably and unconditionally guarantees to the Lender the due and punctual payment of all Repayable Amounts and other payment obligations of the Borrower under this Agreement, but only to the extent that such amounts remain outstanding after the Cash Collateral Contribution has been applied in accordance with this Agreement (the “Guarantee”).

If any Repayable Amount is not recoverable from the Borrower for any reason, the Guarantor shall indemnify the Lender on demand for the outstanding Repayable Amount, provided that such indemnity shall not exceed the Guaranteed Amount.

6.2.	The Guarantor’s maximum aggregate liability under this Agreement (the “Guaranteed Amount”) shall not exceed:

6.2.1.	the Facility including all Interest accrued minus

6.2.2.	the Cash Collateral Contribution held or applied by the Lender.

The Lender shall promptly notify the Guarantor of any application of the Cash Collateral Contribution that affects the Guaranteed Amount.

6.3.	The Guarantor shall be liable for any and all enforcement costs incurred by the Lender in connection with the enforcement of this Guarantee.

6.4.	Before making a demand on the Guarantor, the Lender shall:

6.4.1.	apply the Cash Collateral Contribution against the Repayable Amounts; and

6.4.2.	take reasonable steps to enforce or realise any other security granted under this Agreement, to the extent such enforcement is commercially reasonable and proportionate.

The Lender shall not be required to exhaust all legal remedies against the Borrower before claiming under this Guarantee.

6.5.	The demand procedure will be as follows:

6.5.1.	Any demand by the Lender must:

(i)	be in writing;

(ii)	specify in reasonable detail the Repayable Amounts claimed; and

(iii)	include a summary showing the application of the Cash Collateral Contribution and any recoveries from security.

6.5.2.	The amount stated in the demand shall be prima facie evidence of the amount due, absent manifest error.

6.5.3.	The Guarantor shall make payment of the amount properly demanded within twenty (20) Business Days of receipt of the demand.

6.6.	The obligations of the Guarantor under this Clause 6 are:

6.6.1.	continuing, but limited to the Guaranteed Amount;

6.6.2.	primary, such that the Lender may claim directly against the Guarantor after complying with Clause 6.3; and

6.6.3.	not affected by any unenforceability or invalidity of the Borrower’s obligations, except where such unenforceability or invalidity results directly from the Lender’s breach of this Agreement or Applicable Law.

6.7.	The Guarantor shall not be liable for any increase in its risk or liability arising from any amendment or variation to this Agreement unless the Guarantor has given its prior written consent.

6.8.	The Lender shall take reasonable steps to mitigate any loss recoverable from the Guarantor, including acting reasonably and in good faith in the application of collateral and enforcement of security.

6.9.	The Guarantor may exercise rights of subrogation or reimbursement against the Borrower once all Repayable Amounts have been discharged in full, provided such exercise does not prejudice the Lender’s recovery of any outstanding amounts.

6.10.	If any payment made by the Borrower or Guarantor is avoided, set aside or clawed back under any insolvency law, the Guarantor’s liability shall be reinstated only to the extent required to restore the Lender to the position it would have been in absent such clawback.

6.11.	The Guarantee shall terminate, and the Guarantor shall be released from all obligations under this Clause 6 upon the earliest of:

6.11.1.	irrevocable payment in full of all Repayable Amounts;

6.11.2.	termination of the Facility and discharge of all obligations under this Agreement; and

6.11.3.	written confirmation from the Lender releasing the Guarantor.

Termination shall not affect any liability that has accrued prior to the date of release.

6.12.	The Lender, Borrower and Guarantor shall act reasonably, in good faith, and in a commercially responsible manner in connection with the administration and any enforcement of this Guarantee.

7.	PROFIT SHARE

7.1.	For each Trading Cycle, the Margin shall be allocated in accordance with the Profit Share.

7.2.	The Lender’s share of the Profit Share shall be paid to the Lender within five (5) Business Days after the Borrower’s receipt of cleared resale proceeds for that Trading Cycle.

7.3.	Profit Share is independent of, and shall not reduce, postpone, substitute or otherwise affect, any repayment obligation of the Borrower under this Agreement. Profit Share does not constitute repayment of principal, payment of Interest, or satisfaction of any other Repayable Amount. For the avoidance of doubt, the Borrower remains unconditionally obliged to repay all Repayable Amounts on or before the Maturity Date, regardless of the level or frequency of Margin or Profit Share.

7.4.	Nothing in this Clause 7 or in this Agreement shall give rise to any partnership, joint venture, fiduciary or agency relationship between the Parties. Each Party enters into this Agreement on an arm’s-length basis.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	The Borrower makes the representations and warranties set out in this Clause 8 on the date of this Agreement and on each Utilisation Date. Each representation is deemed repeated by reference to the facts and circumstances then existing.

8.2.	The Borrower represents and warrants that:

8.2.1.	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

8.2.2.	it has full power and authority to own its assets, carry on its business and enter into this Agreement.

8.2.3.	this Agreement has been duly authorised, executed and delivered by it and constitutes its legal, valid and binding obligation.

8.3.	The Borrower represents and warrants that the entry into and performance of this Agreement does not and will not:

8.3.1.	conflict with its constitutional documents.

8.3.2.	breach any agreement binding upon it; or

8.3.3.	contravene any Applicable Law.

8.4.	All authorizations required to enable the Borrower and Guarantor to enter into, deliver and perform this Agreement, and to create the Guarantee, have been obtained and are in full force and effect.

8.5.	The Borrower represents and warrants that no Event of Default is continuing and none will result from the entry into or performance of this Agreement.

8.6.	All information and materials provided by the Borrower to the Lender in connection with this Agreement were prepared in good faith and are, to the best of its knowledge, true and not misleading in any material respect.

8.7.	The Borrower is in material compliance with all Applicable Laws and is not a Sanctioned Person/Entity. No litigation or administrative proceedings are pending or threatened which might reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement.

8.8.	The Lender represents and warrants to the Borrower that:

8.8.1.	it is duly incorporated and has full power and authority to enter into and perform this Agreement;

8.8.2.	this Agreement has been duly authorised by it;

8.8.3.	its entry into and performance of this Agreement does not conflict with its constitutional documents;

8.8.4.	the Lender is under no obligation to update or disclose information relating to its financial or corporate affairs except as expressly required under this Agreement.

9.	GENERAL UNDERTAKINGS

9.1.	Each Party shall act in good faith and in a commercially reasonable manner in performing its obligations under this Agreement. The Parties shall co-operate in good faith to facilitate timely completion of each Gold Trading Activity and efficient repayment of the Repayable Amounts.

10.	EVENTS OF DEFAULT

10.1.	An Event of Default occurs if the Borrower fails to pay any amount due under this Agreement within three (3) Business Days of its due date.

10.2.	The Borrower fails to comply with any provision of this Agreement and, if the failure is capable of remedy, does not remedy it within five (5) Business Days (“Cure Period”) of receiving written notice from the Lender.

10.3.	Any representation or warranty made or deemed repeated by the Borrower under Clause 8 is, or becomes, untrue, inaccurate or misleading in any material respect.

10.4.	Any authorization required for the Guarantor to perform its obligations or maintain the Guarantee is withdrawn, suspended, challenged or materially modified.

10.5.	Any security created under this Agreement ceases to be in full force and effect or is challenged or becomes unenforceable.

10.6.	Each Event of Default continues until waived in writing by the Lender.

10.7.	Upon the occurrence and continuation of any Event of Default, the Lender may, by written notice to the Borrower, exercise any one or more of the following rights, at its sole discretion:

10.7.1.	Declare all or any part of the Repayable Amounts, together with all accrued Interest and Profit Share, to be immediately due and payable, whereupon such amounts shall become immediately due and payable without further demand.

10.7.2.	Cancel the Facility in whole or in part, with the effect that no further Utilizations may be requested or made.

10.7.3.	Enforce all or any part of the security created under this Agreement.

10.7.4.	Exercise any right of set-off or combination of accounts available to the Lender under general law, equity or contract.

10.7.5.	Exercise any other rights, powers, or remedies available to the Lender under this Agreement, at law or in equity.

11.	TERM AND MATURITY

11.1.	The Facility shall be available for Utilization from the date of this Agreement until the earlier of:

11.1.1.	the Maturity Date; or

11.1.2.	the date on which the Facility is terminated in accordance with Clause 10 (Events of Default).

11.1.3.	the date the Facility is repaid in full and the Borrower notifies the Lender in writing that it wishes to end the Facility.

11.2.	Subject to Clause 11.3, all outstanding Repayable Amounts shall be repaid in full no later than the Maturity Date. For the avoidance of doubt, no amount of the Facility other than the Repayable Amounts shall become due or payable on the Maturity Date.

11.3.	Given that each Gold Trading Activity operates on an approximately 8–10-day Trading Cycle, the Parties acknowledge that Utilizations made shortly prior to the Maturity Date may not reasonably allow for completion of the relevant Trading Cycle before the Maturity Date. Accordingly, any Utilization made within ten (10) Business Days prior to the Maturity Date shall not become due on the Maturity Date; and The Repayable Amount attributable to such Utilization shall instead mature ten (10) Business Days after completion of the relevant Gold Trading Activity and shall be repaid from the proceeds of that activity in accordance with Clause 5.

11.4.	The Parties acknowledge that the gold Trading Cycles financed by the Facility are short-term in nature. Accordingly, nothing in this Agreement shall be construed as requiring the Borrower to suspend, delay or interrupt any Trading Cycle merely because proceeds from a prior cycle are being applied towards repayment in accordance with Clause 5.

11.5.	The expiry or termination of the Facility shall not affect the continuing validity or enforceability of: (a) Clause 7 (Profit Share) with respect to completed Trading Cycles; (b) Clause 13 (Confidential Information); (c) Clause 17 (General).

12.	INFORMATION UNDERTAKING

12.1.	The Borrower shall provide the Lender with such information relating to repayments or Profit Share as is reasonably necessary to confirm amounts payable under this Agreement. No other reporting obligations shall apply.

13.	CONFIDENTIAL INFORMATION

13.1.	Each Party shall keep confidential the terms of this Agreement and all information received from the other Party in connection with this Agreement (“Confidential Information”).

13.2.	A Party may disclose Confidential Information only:

13.2.1.	to its directors, officers, employees, auditors, professional advisers or affiliates who need to know such information for the purposes of this Agreement;

13.2.2.	where disclosure is required by Applicable Law, a court of competent jurisdiction or a competent regulatory, governmental or taxation authority; or

13.2.3.	with the prior written consent of the other Party.

13.3.	Neither Party shall make any public announcement or press release regarding this Agreement or the matters contemplated by it without the prior written consent of the other Party, such consent not to be unreasonably withheld.

13.4.	The obligations in this Clause 13 shall survive termination or expiry of this Agreement.

13.5.	Disclosure of Confidential Information shall not constitute a waiver of legal privilege (where applicable) or of any confidentiality obligations owed to a Party under law or contract.

14.	GOVERNING LAW AND JURISDICTION

14.1.	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

14.2.	The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including any dispute or claim relating to non-contractual obligations) arising out of or in connection with this Agreement.

14.3.	Each Party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales and waives any objection to proceedings being brought in those courts on the grounds of inconvenient forum or otherwise.

14.4.	Each Party agrees that service of any claim form, notice or other document relating to proceedings in connection with this Agreement may be effected by prepaid post or courier to its address specified in Clause 16 (Notices), or to such other address as may be notified in accordance with that clause.

14.5.	Nothing in this Clause 14 shall prevent a Party from bringing enforcement proceedings in any jurisdiction where the other Party has assets.

15.	ASSIGNMENT

15.1.	The Parties may not assign, transfer, novate or otherwise dispose of any of their rights or obligations under this Agreement without the prior written consent of the other Party, save that such consent shall not be required where the assignment or transfer is made solely:

15.1.1.	to an Affiliate; or

15.1.2.	for internal group reorganization process,

15.2.	For the avoidance of doubt, no assignment, transfer or novation by the Lender (including to an Affiliate) shall release, diminish or otherwise affect the Lender’s obligations under Clause 2 unless expressly agreed in writing by the Borrower.

15.3.	This Agreement shall be binding upon and enure to the benefit of the Parties and their respective permitted successors and permitted assigns.

16.	NOTICES

16.1.	Any notice or other communication given under or in connection with this Agreement shall be in writing and shall be delivered by hand, sent by pre-paid first-class post or courier, or sent by email.

16.2.	A notice or communication shall be deemed received:

16.2.1.	if delivered by hand, at the time of delivery;

16.2.2.	if sent by pre-paid first-class post or courier, at 9.00 a.m. on the second Business Day after posting;

16.2.3.	If sent by email, at which the email is transmitted, provided that no delivery failure or out-of-office message is received.

16.3.	For email notices, a PDF attachment containing the signed notice shall constitute valid delivery. The Parties acknowledge and agree that electronic signatures shall be valid and binding for the purposes of this Agreement.

16.4.	Each Party shall deliver notices to the following addresses (or such other address as notified from time to time in accordance with this Clause 16):

A.	Lender:

Email:

Attention:

B.	Borrower:

Blue Goldmine FZCO

Address: Unit No.AG13HF179 AG Tower, Plot No.JLTPH1I1A Jumeirah Lakes Tower, Dubai, United Arab Emirates

Email:

Attention:

C.	Guarantor:

Blue Gold Limited

Address: 94 Solaris Avenue, Camana Bay, Grand Cayman KY1 1108, Cayman Islands

Email:

Attention:

17.	GENERAL

17.1.	Entire Agreement: This Agreement constitutes the entire agreement and understanding between the Parties in relation to its subject matter and supersedes all prior discussions, negotiations, understandings, representations, arrangements or agreements (whether oral or written) relating to the same subject matter.

17.2.	No Reliance: Each Party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy (whether in contract, tort or otherwise) in respect of, any statement, representation, warranty or understanding made by any person (whether a Party to this Agreement or not) that is not expressly set out in this Agreement.

17.3.	Amendments: No amendment, variation or modification of this Agreement shall be effective unless made in writing and signed by or on behalf of each Party. For these purposes, “in writing” includes by email with express confirmation of agreement.

17.4.	Severability: If any provision of this Agreement is or becomes invalid, unlawful or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, lawful and enforceable. If such modification is not possible, the relevant provision shall be deemed deleted. Any such modification or deletion shall not affect the validity and enforceability of the remaining provisions.

17.5.	No Waiver: No failure or delay by either Party in exercising any right, power or remedy under this Agreement shall constitute a waiver of that right, power or remedy. A waiver shall only be effective if given in writing and shall apply only to the specific instance for which it is given. Any waiver of a breach shall not constitute a waiver of any other or subsequent breach.

17.6.	Continuing Rights: The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law, unless expressly stated otherwise.

SIGNATURE PAGE TO FOLLOW

For and on behalf of the Lender

Name:
Title:
Date: 1 December 2025

For and on behalf of the Borrower

Name: Andrew Cavaghan
Title: Director
Date: 1 December, 2025

For and on behalf of the Guarantor

Name: Andrew Cavaghan
Title: CEO
Date: 1 December, 2025